Exhibit 99.1

For: J.Crew Group Contact: James Scully Chief Financial Officer (212) 209-8040 Allison Malkin Integrated Corporate Relations (203) 682-8225

For Immediate Release

J.Crew Group, Inc. Announces Departure of Three Directors

NEW YORK (September 29, 2006) — J.Crew Group, Inc. (the “Company”) [NYSE:JCG], announced today that Emily Scott, Thomas Scott and Bridget Ryan Berman have advised the Company of their intention to step down from the Company’s Board of Directors. Emily Scott, a director since 1992, and Thomas Scott, a director since 2002, have chosen to resign from the Board of Directors for personal reasons, effective December 2, 2006. Ms. Berman, a director since August 2005, will also be resigning from the Board of Directors and the Audit Committee of the Board in connection with her recently assumed role as Chief Executive Officer of the U.S. subsidiary of Giorgio Armani S.p.A., effective December 26, 2006. The Company’s remaining eight board members possess strong and varied backgrounds with significant accomplishments in the financial, business and consumer sectors.

“Emily’s contributions to J.Crew have been countless from the day the company started in 1983. Everyone at J.Crew wants to thank both Emily and Tom for their insight and support over the years,” said Millard Drexler, Chairman and CEO of J.Crew.

“It has been really nice to work with Bridget over the last year. We’ll miss her and know she’ll do a great job at Giorgio Armani,” said Mr. Drexler.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of men’s, women’s and children’s apparel, shoes and accessories. As of September 29, 2006, the Company operates 172 retail stores, 50 factory stores, the J.Crew catalog business, and jcrew.com. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including competitive pressures in the apparel industry, changes in levels of consumer spending or preferences in apparel and acceptance by customers of the Company’s products, overall economic conditions, changes in key personnel, the Company’s ability to expand its store base and product offerings, governmental regulations and trade restrictions, acts of war or terrorism in the United States or worldwide, political or financial instability in the countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms, the level of the Company’s indebtedness and exposure to interest rate fluctuations, and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.